EXHIBIT 21.1

SUBSIDIARIES OF VME COMPANIES INC.

Legal Name of Subsidiary	Jurisdiction of Organization	Percentage of Voting Securities Owned
VME COMPANIES, INC.	Texas
VME PROCESS, INC.	Texas	100%
VME PROCESS ASIA PACIFIC, PTE. LTD.	Singapore	100%
PT. VME PROCESS	Indonesia	100%
VME TECHNICAL SERVICES, SDN. BHD.	Malaysia	100%
VME PROCESS SYSTEMS MALAYSIA, SDN. BHD..	Malaysia	49%
VME CANADA, LTD.	Canada	74%
VISKUS MEXICO ENTERPRISES S. DE R.L. DE C.V.	Mexico	100%
VME SERVICES, LLC.	Texas	100%
VME PROCESS SOLUTIONS, LLC.	Texas	100%